Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Openlegacy Technologies Ltd.

We consent to the incorporation by reference in the registration statements (No. 333-111310 and 333-152335) on Form S-8 of Elron Electronic Industries Ltd. of our report dated January 31, 2017, with respect to the consolidated statement of financial position of Openlegacy Technologies Ltd. as of December 31, 2016, and the related consolidated statements of loss, changes in equity and cash flows for the year ended December 31, 2016, which report appears in the Form 20-F of Elron Electronic Industries Ltd. dated March 21, 2017.

/s/ Somekh Chaikin
Somekh Chaikin
Member Firm of KPMG International
Tel Aviv, Israel
March 21, 2017